SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 or 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 7, 2005

Wabash National Corporation

(Exact name of registrant as specified in its charter)

Delaware	1-10883	52-1375208

(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1000 Sagamore Parkway South, Lafayette, Indiana          47905

(Address of principal executive offices)               (Zip Code)

Registrant’s telephone number, including area code:
(765) 771-5310

Not applicable

(Former name or former address, if changed since last report)

Exhibit Index on Page 4

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

      On March 7, 2005, Wabash National Corporation (the Company) entered into a Restricted Stock Unit Agreement and a Stock Option Agreement with William P. Greubel, Chief Executive Officer and President of the Company, for the purpose of granting 25,110 restricted stock units and 25,360 stock options to Mr. Greubel pursuant to the Company’s 2004 Stock Incentive Plan. The restricted stock units vest in equal portions on the third, fourth and fifth anniversaries of the grant date, provided Mr. Greubel then remains in service to the Company. The stock options are exercisable at an exercise price of $26.93 (which was the closing price on the grant date) in equal portions on the first, second and third anniversaries of the grant date, provided Mr. Greubel then remains in service to the Company or has retired due to a disability. Unless terminated earlier, the Stock Option Agreement has a ten year term. For both the restricted stock units and the stock options, if Mr. Greubel retires after July 1, 2007, on terms acceptable to the Compensation Committee of the Board of Directors and he complies with the terms of non-competition and non-solicitation agreements, his vesting under both agreements will continue and his Stock Option Agreement will expire on the earlier of five year from the date of that retirement or the tenth anniversary of the grant date. The Restricted Stock Unit Agreement and the Stock Option Agreement are attached hereto as exhibits 10.26 and 10.27, respectively, and are incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

      (c) Exhibits

10.26	Restricted Stock Unit Agreement between the Company and William P. Greubel dated March 7, 2005

10.27	Stock Option Agreement between the Company and William P. Greubel dated March 7, 2005

SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

WABASH NATIONAL CORPORATION
Date: March 11, 2005	By:	/s/ Robert J. Smith
Robert J. Smith
Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.26	Restricted Stock Unit Agreement between the Company and William P. Greubel dated March 7, 2005

10.27	Stock Option Agreement between the Company and William P. Greubel dated March 7, 2005